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                                                                     EXHIBIT 1.2










                                 PETS.COM, INC.
                            (a Delaware corporation)

                        7,500,000 Shares of Common Stock




                            INTERSYNDICATE AGREEMENT
















_______________, 2000



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                            INTERSYNDICATE AGREEMENT


     Agreement dated _____________ among (A) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill (NY)"), Bear, Stearns & Co. Inc., Thomas Weisel Partners LLC and Warburg Dillon Read LLC (together, the "U.S. Representatives") for the U.S. Underwriters (the "U.S. Underwriters") listed in Schedule A to the U.S. Purchase Agreement (the "U.S. Purchase Agreement") of even date herewith with Pets.com, Inc., a Delaware corporation (the "Company") and (B) Merrill Lynch International ("MLI") for the International Managers (the "International Managers") listed in Schedule A to the International Purchase Agreement (the "International Purchase Agreement") of even date herewith with the Company. The U.S. Purchase Agreement and the International Purchase Agreement are together referred to herein as the "Purchase Agreements". Terms not defined herein are used as defined in the Purchase Agreements referred to above.

     The U.S. Underwriters, pursuant to the U.S. Purchase Agreement, have agreed to purchase the Initial U.S. Securities and have been granted an option by the Company to purchase the U.S. Option Securities to cover over-allotments (together, the Initial U.S. Securities and the U.S. Option Securities are defined as the "U.S. Securities") and the International Managers, pursuant to the International Purchase Agreement, have agreed to purchase the Initial International Securities and have been granted an option by the Company to purchase the International Option Securities to cover over-allotments (together, the Initial International Securities and the International Option Securities are defined as the "International Securities"). In connection with the foregoing, the U.S. Underwriters and the International Managers deem it necessary and advisable that certain of the activities of the U.S. Underwriters and the International Managers be coordinated pursuant to this Agreement.

     Section 1. The U.S. Underwriters, acting through Merrill (NY) and the International Managers, acting through MLI agree that they will consult each other as to the availability for sale of the shares of Common Stock purchased from the Company pursuant to the U.S. Purchase Agreement and the International Purchase Agreement from time to time until the termination of the selling restrictions applicable to the respective offerings involving the U.S. Underwriters and the International Managers. Based upon information received from the U.S. Underwriters and the International Managers, respectively, MLI agrees to advise Merrill (NY) and Merrill (NY) agrees to advise MLI from time to time upon request during the consultation period contemplated above, of the respective number of shares of Common Stock purchased pursuant to the International Purchase Agreement and shares of Common Stock purchased pursuant to the U.S. Purchase Agreement remaining unsold. From time to time as mutually agreed upon by Merrill (NY) and MLI: (a) Merrill (NY) will sell for the account of one or more U.S. Underwriters to MLI, for the account of one or more International Managers, such number of shares of Common Stock purchased pursuant to the U.S. Purchase Agreement and remaining

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unsold and (b) MLI will sell for the account of one or more International
Managers to Merrill (NY), for the account of one or more U.S. Underwriters, such number of shares of Common Stock purchased pursuant to the International Purchase Agreement and remaining unsold.

     Unless otherwise determined by mutual agreement of Merrill (NY) and MLI, the price of any share of Common Stock so purchased or sold shall be the initial public offering price per share less the selling concession per share, as set forth in the U.S. Prospectus. Settlement between any of Merrill (NY) and MLI with respect to shares of Common Stock transferred hereunder at least three business days prior to the Closing Time shall be made at the Closing Time and, in the case of purchases and sales made thereafter, as promptly as practicable but in no event later than three business days after the transfer date. Certificates representing the shares of Common Stock so purchased shall be delivered on or about the respective settlement dates. The liability for payment to the Company of the purchase price of the shares of Common Stock being purchased by the U.S. Underwriters and the International Managers under the Purchase Agreements shall not be affected by the provisions of this Agreement.

     Each U.S. Underwriter, acting through Merrill (NY), agrees that, except for purchases and sales pursuant to this Agreement and stabilization transactions contemplated hereunder, it will offer, sell or deliver shares of Common Stock, directly or indirectly, only to United States Persons or Canadian Persons (as such terms are defined below) and to persons it believes intend to reoffer, resell or deliver directly or indirectly the same to a United States Person or a Canadian Person, and any bank, broker or dealer to which such U.S. Underwriter may sell shares of Common Stock will agree that it will only offer, resell or deliver shares of Common Stock, directly or indirectly, to United States Persons or Canadian Persons or at a reallowance only to other banks, brokers or dealers who so agree.

     Each International Manager, acting through MLI, agrees that, except for purchases and sales pursuant to this Agreement and stabilization transactions contemplated hereunder, it will not offer, sell or deliver shares of Common Stock, directly or indirectly, to any United States Person, Canadian Person or any person it believes may intend to reoffer, resell or deliver directly or indirectly the same to any United States Person or Canadian Person, and any bank, broker or dealer to which such International Manager may sell shares of Common Stock will agree that it will not offer, resell or deliver any shares of Common Stock, directly or indirectly, to any United States Person or Canadian Person nor at a reallowance to any bank, broker or dealer which does not so agree.


     As used herein, "United States or Canadian Person" shall mean any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and shall include any United States or Canadian branch of a

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person who is otherwise not a United States or Canadian Person. "United States"
shall mean the United States of America, its territories, its possessions and all areas subject to its jurisdiction and "Canada" shall mean Canada and all areas subject to its jurisdiction.

     Section 2. All stabilization transactions shall be conducted at the direction and subject to the control of Merrill (NY) as hereinafter provided, so that stabilization activities worldwide shall be coordinated and conducted in compliance with any applicable laws and regulations. From time to time upon the request of MLI, Merrill (NY) will inform MLI of stabilization transactions effected pursuant to this Section.

          (a) MLI undertakes, and agrees to cause all International Managers, respectively, to undertake, that in connection with the distribution of the shares of Common Stock they will comply: (i) with the applicable rules and regulations of the United States National Association of Securities Dealers, Inc.; (ii) with the prohibitions against trading by persons interested in a distribution; (iii) with the requirements for the filing of all notices and reports relating thereto set forth in Rule 17a-2 under the United States Securities Exchange Act of 1934, as amended (the "1934 Act"); and (iv) with the requirements of the Agreement Among International Managers entered into by the International Managers (the "AAIM"). MLI will cause each bank, broker or dealer which has agreed to participate or is participating in the distribution to give a similar undertaking.

          (b) Merrill (NY) shall have sole responsibility with respect to any action which it may take to make over-allotments in arranging for sales of U.S. Option Securities, International Option Securities and shall have direction and control of any action taken for stabilizing the market price of the shares of Common Stock, whether in the United States, or otherwise. All stabilization transactions shall be for the respective accounts of the several U.S. Underwriters and International Managers in the proportions set forth in Section 4 hereof. The net commitment for long or short accounts of the U.S. Underwriters and the International Managers pursuant to such over-allotment and stabilization transactions shall not exceed 20% of the number of Initial U.S. Securities or Initial International Securities, as the case may be, to be purchased by the U.S. Underwriters or the International Managers, respectively, as set forth in the U.S. Purchase Agreement or the International Purchase Agreement, respectively. The exercise by the U.S. Underwriters and the International Managers of their respective options to purchase U.S. Option Securities and International Option Securities shall be at the direction of Merrill (NY).

     Section 3. Merrill (NY) shall consult with MLI as to the reservations for sale of the shares of Common Stock made under the AAIM, and upon reaching agreement with respect thereto, MLI shall reserve for sale and sell to the U.S. Underwriters, dealers, banks, brokers and others indicated by Merrill (NY), for the account of the respective International Managers,

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International Securities to be purchased by such International Managers, in the manner and at the price contemplated by Section 1 hereof.

     Section 4. Merrill (NY) and MLI shall agree as to the expenses that will constitute expenses of the underwriting and distribution of the shares of Common Stock common to the U.S. Underwriters and the International Managers, which expenses, as well as any stabilizing profits or losses, shall be allocated among the U.S. Underwriters and the International Managers in the same proportion as the number of shares of Common Stock purchased under the U.S. Purchase Agreement and the number of shares of Common Stock purchased under the International Purchase Agreement bear to the aggregate number of shares of Common Stock purchased under the Purchase Agreements. Except with respect to such common expenses, the U.S. Underwriters will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the shares of Common Stock purchased by the U.S. Underwriters from the Company and the International Managers will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the shares of Common Stock purchased by the International Managers from the Company.

     Section 5. Merrill (NY) and MLI agree that:

          (a) if the Closing Time is not on the day provided in the Purchase Agreements, Merrill (NY) and MLI will mutually agree on a postponed date within the time permitted by the Purchase Agreements and the settlement dates herein provided shall be adjusted accordingly;

          (b) changes in the public offering price or in the concession and reallowance to banks, brokers or dealers will be made only after consultation, but in accordance with the directions of Merrill (NY), during the consultation period specified in the first sentence of Section 1 hereof;

          (c) Merrill (NY) and MLI will each keep the others fully informed of the progress of the offering and distribution of the ADSs and shares of Common Stock, as the case may be;

          (d) MLI agrees that it will cause the termination of the AAIM at such time as Merrill (NY) shall determine; and

          (e) advertising with respect to the offering shall be as mutually agreed upon by Merrill (NY) and MLI.

     Section 6. This Agreement may be amended prior to the Closing Time by mutual written consent of the parties hereto.


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     Section 7. This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

     Section 8. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

     Section 9. Any legal suit, action or proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or any document referred to herein may be instituted in any state or federal court of competent jurisdiction located in the Borough of Manhattan of The City of New York, New York, and by execution and delivery of this Agreement, each of the U.S. Underwriters and each of the International Managers accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Each of the U.S. Underwriters and each of the International Managers irrevocably waives, to the fullest extent permitted by applicable law, any objection, including, without limitation, any objection of the laying of venue or based upon the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any jurisdiction set forth above. Nothing herein shall limit the right of Merrill (NY) or MLI to bring proceedings against any U.S. Underwriter or any International Manager in the courts of any other competent jurisdiction.

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     IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

     Acting on behalf of themselves and the other U.S. Underwriters:

                                       MERRILL LYNCH & CO.
                                       Merrill Lynch, Pierce, Fenner & Smith
                                            Incorporated
                                       Bear, Stearns & Co.  Inc.
                                       Thomas Weisel Partners LLC
                                       Warburg Dillon Read LLC

                                       By  Merrill Lynch & Co.
                                           Merrill Lynch, Pierce, Fenner & Smith
                                           Incorporated


                                       By
                                          --------------------------------------
                                       Name:
                                       Title:


     Acting on behalf of itself and the other International Managers:

                                       MERRILL LYNCH INTERNATIONAL


                                       By  Merrill Lynch International


                                       By
                                          --------------------------------------
                                       Name:
                                       Title:

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